As filed with the Securities and Exchange Commission on May 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-2764212
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(Address of Principal Executive Offices)

JackPocket Inc. 2013 Equity Incentive Plan

(Full Title of the Plan)

R. Stanton Dodge
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116

(Name and Address of Agent for Service)

(617) 986-6744

(Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Jeannette E. Bander

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 22, 2024 (the “Closing Date”), DraftKings Inc., a Nevada corporation (the “Company”), completed its previously announced acquisition of JackPocket Inc., a Delaware corporation (“Jackpocket”), pursuant to the agreement and plan of merger and plan of reorganization, dated as of February 11, 2024 (the “Merger Agreement”), by and among the Company, Jackpocket, DraftKings Holdings Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“DK HoldCo”), Fortune Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of DK HoldCo (“Merger Sub I”), Fortune Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of DK HoldCo (“Merger Sub II”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Jackpocket securityholders.

On the Closing Date, Merger Sub I merged with and into Jackpocket (the “Initial Merger”), with Jackpocket surviving the Initial Merger as the surviving corporation (the “Initial Surviving Company”). Promptly following consummation of the Initial Merger, the Initial Surviving Company merged with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as the surviving company and changing its name to “Jackpocket LLC”.

Effective as of the consummation of the Initial Merger (the “Initial Effective Time”), pursuant to the Merger Agreement, each outstanding option (each, a “Jackpocket Option”) to purchase shares of Jackpocket’s common stock, $0.00001 par value (“Jackpocket Common Stock”), whether vested or unvested (other than unvested Jackpocket Options subject to performance vesting conditions, which were cancelled for no consideration) that had a per share exercise price less than the Per Share Closing Consideration (as defined in the Merger Agreement) (each, an “In-the-Money Option”) was assumed by the Company and converted into an option to purchase a number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Jackpocket Common Stock subject to such In-the-Money Option immediately prior to the Initial Effective Time and (y) the Equity Award Conversion Amount (as defined in the Merger Agreement), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Jackpocket Common Stock of such In-the-Money Option immediately prior to the Initial Effective Time divided by (B) the Equity Award Conversion Amount. Except as specifically provided in the immediately preceding sentence, following the Initial Effective Time, each In-the-Money Option will continue to be governed by the same terms and conditions as were applicable to such In-the-Money Option immediately prior to the Initial Effective Time (including vesting and exercisability terms).

This registration statement on Form S-8 (this “Registration Statement”) is being filed by the Company in connection with the registration of shares of Class A Common Stock issuable upon the exercise of the In-the-Money Options granted under the JackPocket Inc. 2013 Equity Incentive Plan (as amended, the “Plan”), as assumed by the Company and converted into options exercisable for shares of Class A Common Stock in accordance with the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon written or oral request, to: DraftKings Inc., 222 Berkeley Street, 5th Floor, Boston, MA 02116.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed by the Company with the SEC (excluding any information furnished to, rather than filed with, the SEC) are hereby incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 16, 2024;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 3, 2024;

•	the Company’s Current Reports on Form 8-K filed with the SEC on February 15, 2024, March 18, 2024, May 17, 2024 and May 23, 2024 (other than the portions of those documents deemed to be furnished and not filed); and

•	the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-260174) filed on December 7, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s amended and restated articles of incorporation eliminate the liability of its officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that the Company’s directors and officers will not be individually liable to the Company, the Company’s stockholders or the Company’s creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

The Company’s amended and restated articles of incorporation and amended and restated bylaws also provide for indemnification for the Company’s directors and officers to the fullest extent permitted by Nevada law. The Company has also entered into indemnification agreements with each of its directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover any damages against a director or officer for breach of fiduciary duties as a director, because a director or officer will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Company is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in the Company’s amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, the investment of any of the Company’s stockholders may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2022).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2022).

4.1	JackPocket Inc. 2013 Equity Incentive Plan.*

5.1	Opinion of Greenberg Traurig, LLP as to the validity of the Company’s Class A Common Stock.*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).*

23.2	Consent of BDO USA, P.C., independent registered public accounting firm of the Company.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

107	Filing Fee Table*

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these clauses is contained in reports filed with or furnished to the SEC by such registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on this 23rd day of May, 2024.

DraftKings Inc.

Dated: May 23, 2024	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Chief Legal Officer and Secretary

Each person whose signature appears below constitutes and appoints Jason D. Robins, R. Stanton Dodge and Alan Ellingson, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Jason D. Robins	Chief Executive Officer and Chairman	May 23, 2024
Jason D. Robins	(Principal Executive Officer)

/s/ Alan Ellingson	Chief Financial Officer	May 23, 2024
Alan Ellingson	(Principal Financial Officer and Accounting Officer)

/s/ Harry Evans Sloan	Vice Chairman	May 23, 2024
Harry Evans Sloan

/s/ Paul Liberman	Director	May 23, 2024
Paul Liberman

/s/ Matthew Kalish	Director	May 23, 2024
Matthew Kalish

/s/ Woodrow H. Levin	Director	May 23, 2024
Woodrow H. Levin

/s/ Jocelyn Moore	Director	May 23, 2024
Jocelyn Moore

/s/ Ryan R. Moore	Director	May 23, 2024
Ryan R. Moore

/s/ Valerie Mosley	Director	May 23, 2024
Valerie Mosley

/s/ Steven J. Murray	Director	May 23, 2024
Steven J. Murray

/s/ Marni M. Walden	Director	May 23, 2024
Marni M. Walden